Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNSHINE SILVER MINES CORPORATION

The original name of the corporation is Sunshine Silver Mines Corporation. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 2, 2011. This Amended and Restated Certificate of Incorporation, which both restates and integrates and further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments and the restatement of the Certificate of Incorporation herein has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

The Certificate of Incorporation of the corporation is hereby amended and restated as of [—], 2012 to read in its entirety as follows:

ARTICLE 1

NAME

The name of the corporation is Sunshine Silver Mines Corporation (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent, Delaware, 19904. The name of its registered agent at such address is United Corporate Services.

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4

CAPITAL STOCK

Section 1. Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is [—], consisting of [—] shares of common stock, par value $0.001 per share (the “Common Stock”), and [—] shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

Section 3. Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

ARTICLE 5

BOARD OF DIRECTORS

Section 1. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number of Directors. Subject to the terms of any series of Preferred Stock entitled to separately elect directors, the Board of Directors shall consist of not less than [3] nor more than [—] directors, with the exact number of directors to be determined time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

Section 3. Election of Directors. (a) Until the Effective Date, all of the directors will be elected annually at the annual meeting of stockholders.

(b) From and after the Effective Date, except as otherwise provided in the terms of any series of Preferred Stock entitled to separately elect directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting following such Effective Date, directors initially designated as Class II directors shall serve for a term ending on the second annual meeting following such Effective Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting following such Effective Date. Immediately following the Effective Date, the Board of Directors is authorized to designate the members of the Board then in office as Class I directors, Class II directors or Class III directors. In making such designation, the Board of Directors shall equalize, as nearly as possible, the number of directors in each class. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the board of directors and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exists any vacancies in previously authorized directorships.

(c) Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal and, in the case of a classified board, for a term that shall coincide with the term of the class to which such director shall have been elected.

(d) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

Section 4. Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the authorized number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

Section 5. Removal. (a) Until the Effective Date, any director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than a majority of the shares then entitled to vote generally in the election of directors, voting together as a single class.

(b) From and after the Effective Date, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than 66 2/3% of the shares then entitled to vote generally in the election of directors, voting together as a single class, unless approved by the Board of Directors, in which such removal for cause requires the affirmative vote of the holders of more than 50% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

(c) Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto, and such directors so elected shall not be subject to the provisions of this Article 5 unless otherwise provided therein.

ARTICLE 6

STOCKHOLDERS

Section 1. Action by Written Consent of Stockholders. (a) Until the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken (i) by a vote of stockholders at a meeting of stockholders duly noticed and called in accordance with Delaware Law or (ii) without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) From and after the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the Corporation’s Bylaws and Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2. Annual Meeting of Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

Section 3. Special Meetings of Stockholders. Special meetings of the stockholders may be called only by the Secretary of the Corporation at the direction of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board; provided that, until the Effective Date, special meetings of stockholders will also be called by the Secretary of the Corporation at the request of the holders of a majority of the outstanding shares of Common Stock. Nothwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereto, special meetings of holders of such Preferred Stock.

ARTICLE 7

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 1. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Section 2. Right to Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 7 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 7 shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(c) The Corporation hereby acknowledges that the directors designated by Electrum and Liberty Metals & Mining pursuant to Section [—] of the Shareholders’ Agreement may have certain rights to indemnification, advancement of expenses and/or insurance provided by Electrum and Liberty

Metals & Mining and certain of their affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such Persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the Bylaws of the Corporation (or any other agreement between the Corporation and such Persons), without regard to any rights such Persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such Persons with respect to any claim for which such Persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Persons against the Corporation. The Corporation and each such Person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 2.

Section 3. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 4. Nonexclusivity of Rights. The rights and authority conferred in this Article 7 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Section 5. Preservation of Rights. Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 8

FORUM SELECTION

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article 8.

ARTICLE 9

CORPORATE OPPORTUNITIES

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of either Electrum or Liberty Metals & Mining or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) (each, a “Specified Party”), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director or officer of the Corporation and who is offered a business opportunity in his or her capacity as a director or officer of the Corporation (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Corporation, provided, however, that all of the protections of this Article 9 shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

If any provision or provisions of this Article 9 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 9 (including, without limitation, each portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article 9 (including, without limitation, each such portion of any paragraph of this Article 9 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article 9 shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate of Incorporation or applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 9.

ARTICLE 10

MISCELLANEOUS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and of its directors and stockholders:

The Corporation elects not to be governed by Section 203 of the Delaware Law, and the restrictions contained in Section 203 shall not apply to the Corporation, until the Effective Date. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

For so long as that certain Stockholders Agreement, dated as of [—], 2012, by and among the Corporation and the stockholders named therein, as amended from time to time (the “Stockholders Agreement”), is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.

As used herein, the following terms shall have the following meanings:

“Effective Date” shall mean the first date on which Electrum and its affiliates cease to own more than 50% of the outstanding shares of Common Stock of the Corporation.

“Electrum” means Electrum Silver Holdings LLC, Tigris Financial (International) L.P., Tigris Financial Group Ltd. and CGT Management Ltd.

“Liberty Metals & Mining” means Liberty Metals & Mining Holdings, LLC.

ARTICLE 11

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. Amendment of Certificate of Incorporation. Until the Effective Date, this Certificate of Incorporation may be amended only by the approval of the Board of Directors and the vote of the holders of more than 50% of the shares then entitled to vote generally in the election of directors, voting together as a single class. From and after the Effective Date, this Certificate of Incorporation may be amended only by the approval of the Board of Directors and the vote of at least 66 2/3% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

Section 2. Amendment of Bylaws. Until the Effective Date, the Bylaws of the Corporation may be amended by the approval of either a majority of the Board of Directors or holders of more than 50% of the shares then entitled to vote generally in the election of directors, voting together as a single class. From and after the Effective Date, the Bylaws of the Corporation may be amended by the approval of either a majority of the Board of Directors or holders of at least 66 2/3% of the shares then entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this      day of             , 2012.

SUNSHINE SILVER MINES CORPORATION

By:
Name:
Title: